Exhibit 10

November 18, 2014

Dear________________:

I want to take this opportunity to reiterate how important you are as a senior member of the MBT Financial Corp. and/or its subsidiary Monroe Bank & Trust (collectively the “Company”) management team and to thank you for your commitment to our success. As you know, we face many opportunities and challenges as our industry continues to evolve, and this Agreement, which addresses your entitlement to severance benefits should you separate from the Company while these terms are in effect, is intended to give you the security to focus on your contributions as we move forward.

TERM OF AGREEMENT: This Agreement shall commence on the date hereof and shall continue in effect until December 31, 2014, and will be automatically renewed thereafter on an annual basis for successive one-year terms unless the Company provides you with written notice that the Agreement will not be renewed ("Notice of Non-Renewal") no later than 60 days prior to the expiration of the then-current term. Notwithstanding the foregoing, in the event a Change in Control (as defined in Exhibit A) occurs during the then current term, the term of this Agreement shall not end prior to the first anniversary of such Change in Control.

SEPARATION FROM EMPLOYMENT: Your employment with the Company is at-will. Under certain circumstances, however, you will be entitled to severance benefits should you separate from employment during the term of this Agreement. The following provisions govern your compensation and benefits should you separate from employment during the term of this Agreement.

QUALIFYING TERMINATION: Should you incur a Qualifying Termination (as defined below) you will be eligible for the following payments and benefits, provided that you remain in compliance with your obligations under the terms of this agreement, including, but not limited to the provisions regarding non-competition, non-solicitation, and non-disparagement, and the Release (as defined below). Should you fail to comply with your obligations under this Agreement or the Release, the Company may, in addition to any other available remedies, cease making any payment or benefit provided for herein.

SEPARATION PAYMENT: A separation payment, before applicable deductions, equal to one (1) times the sum of your base salary as in effect as of your termination of employment, plus in the event of a Qualifying Termination under subparagraphs (3) or (4) as set forth in the definition below of Qualifying Termination, an amount equal to the average annual cash bonuses received by you during the three year period ending prior to the year in which the Change in Control occurs (the "Separation Payment").

If you have executed and returned the Release described below within thirty days after the date of your Qualifying Termination, the Separation Payment shall be paid as follows: 50% of the Separation Payment shall be paid to you within ten business days of your execution of the Release, with the remaining 50% to be paid in equal installments, without interest, commencing on the Company's second regularly scheduled payroll following your execution of the Release and ending with the Company's regularly scheduled payroll one year later (the "Separation Pay Period"), provided that if the ten business day period would end in a later calendar year than the date of the Qualifying Termination, no part of the Separation Payment shall be paid until the first business day of the subsequent calendar year. In the event of a change in payroll practice during the Separation Pay Period, the Company may adjust the amounts of such installments as necessary to ensure that the total amount paid is equal to the Separation Payment, as defined above. Notwithstanding the foregoing, in the event of a Qualifying Termination within one year following a Change in Control, the Separation Payment shall be paid in a single lump sum within ten (10) business days following the effective date of the Qualifying Termination, again provided that if the ten business day period would end in a later calendar year than the date of the Qualifying Termination, no part of the Separation Payment shall be paid during the earlier calendar year.

HEALTH BENEFIT CONTINUATION: The Company will pay the COBRA premiums for continuation of healthcare benefits for you and your eligible dependents for so long as you are otherwise eligible for such coverage during the 12-month period following a Qualifying Termination. You will be responsible for all other costs, such as co-payments and deductibles.

DEFINITION OF QUALIFYING TERMINATION: For purposes of this Agreement, a Qualifying Termination shall mean any of the following:

1.	Involuntary termination of your employment without Cause during the term of this Agreement. For purposes of this Agreement, Cause shall mean and be limited to your (a) criminal dishonesty, (b) refusal to perform your duties on an exclusive and substantially full-time basis, (c) refusal to act in accordance with any specific substantive instructions given by the Company with respect to your performance of duties normally associated with your position prior to the Change in Control, or (d) engaging in conduct which could be materially damaging to the Company without a reasonable good faith belief that such conduct was in the best interest of the Company.

2.	Resignation within 90 days of the occurrence (prior to a Change of Control) of an event constituting Good Reason, which, for purposes of this Agreement, shall mean: (a) a material reduction in your job responsibilities, duties, and/or status within the Company, (b) a reduction in your base salary, unless such reduction is part of an across-the-board reduction in base salary of all officers of the Company, or (c) receipt of a Notice of Non-Renewal. Notwithstanding the foregoing, you will not be eligible for a Separation Payment unless you provide the Board of Directors with 60 days written notice of your intent to resign for Good Reason, containing details regarding the grounds for your resignation, and allow the Board of Directors to take action to remove or correct the Good Reason within 30 days. If the Board of Directors fails to take action to remove or correct the Good Reason within 30 days of receiving notice of same, your resignation for Good Reason shall become effective.

3.	Involuntary termination of your employment by the Company for any reason within one year following a Change in Control.

4.	Your resignation, within one year following a Change in Control, by reason of any of the following events which occurs on or after a Change in Control: (a) a material reduction in your job responsibilities, duties and/or status from that which existed immediately prior to the Change in Control, (b) a reduction in your base salary, or (c) receipt of a Notice of Non-Renewal.

You will not be deemed to have incurred a Qualifying Termination unless you execute, within 30 days of your separation from service, a release of claims in a form substantially similar to the form attached as Exhibit B hereto (the "Release"). Under no circumstances will your resignation or termination from employment as a result of Disability (as defined below) or death constitute a Qualifying Termination.

INVOLUNTARY TERMINATION FOR CAUSE/RESIGNATION NOT CONSTITUTING A QUALIFYING TERMINATION: If you are involuntarily terminated for Cause (other than during the twelve months following a Change in Control) or resign your employment (other than a resignation constituting a Qualifying Termination), you will not be entitled to any severance payment under this Agreement. The Company will have no other obligations under this Agreement, and all compensation and benefits will be determined by the terms of the governing plan or program.

 EXCISE TAX ROLLBACK: In the event the payments required under this Agreement, when added together with any other amounts required to be included by you under the provisions of the Internal Revenue Code of 1986, as amended, result in an "Excess Parachute Payment," as that term is defined in Section 280G of the Code, then the amount of the payments provided for in this agreement will be reduced in an amount which eliminates any and all excise tax to be imposed under Section 4999 (or any successor thereto) of the Code.

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COVENANTS: In your role with the Company (which, for purposes of these Covenants includes the Company, its subsidiaries, affiliates, related entities, and successors), you will have access to confidential and proprietary information, and your access to such information is intrinsic to, and essential to the success of, your employment by the Company. In consideration of your access to such information, your continuing employment with the Company, and the payments and benefits provided for under this Agreement, you agree to the following Covenants, which you agree are reasonable and necessary for the protection of the Company's legitimate business interests, including, but not limited to, goodwill and information which is confidential and proprietary to the Company.

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A.	Noncompetition Agreement and Nonsolicitation Agreement

1.	In view of your importance to the success of the Company, you and the Company agree that the Company would likely suffer significant harm from your competing with Company during your term of employment with Company and for some period of time thereafter. Accordingly, you agree that you will not engage in competitive activities while employed by Company and during the Restricted Period. You will be deemed to engage in competitive activities if you, without the prior written consent of the Company, (i) in Monroe County, Michigan and counties contiguous thereto (including the municipalities therein), render services directly or indirectly, as an employee, officer, director, consultant, advisor, partner or otherwise, for any organization or enterprise which competes directly or indirectly with the business of the Company or any of its affiliates in providing financial products or services (including, without limitation, banking, insurance, or securities products or services) to consumers and businesses, or (ii) directly or indirectly acquire any financial or beneficial interest in (except as provided in the next sentence) any organization which conducts or is otherwise engaged in a business or enterprise in Monroe County, Michigan, and counties contiguous thereto (including all municipalities therein) which competes directly or indirectly with the business of Company or any of its affiliates in providing financial products or services (including, without limitation, banking, insurance or securities products or services) to consumers and businesses. Notwithstanding the preceding sentence, you will not be prohibited from owning less than 1 percent of any publicly traded corporation, whether or not such corporation is in competition with the Company. For purposes hereof the term “Restricted Period” will equal one year, commencing as of the date of your termination of employment.

2.	While employed by the Company and for a period of one (1) year following your termination of employment with the Company, you agree that you will not, in any manner, directly or indirectly, (i) solicit by mail, by telephone, by personal meeting, or by any other means, either directly or indirectly, any customer or prospective customer of the Company to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your services to the Company (including employment with or services to any predecessor or successor entities), to transact business with a person or an entity other than the Company or its affiliates or reduce or refrain from doing any business with the Company or its affiliates or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Company or its affiliates and any such customer or prospective customer. The term “solicit” as used in this Agreement means any communication of any kind whatsoever, inviting, encouraging or requesting any person to take or refrain from taking any action with respect to the business of the Company and its subsidiaries.

3.	While employed by Company and for a period of one (1) year following your termination of employment with the Company, you agree that you will not, in any manner, directly or indirectly, solicit any person who is an employee of the Company or any of its affiliates to apply for or accept employment or a business opportunity with any other person or entity.

4.	The Company and you agree that nothing herein will be construed to limit or negate the common law of torts or trade secrets where it provides broader protection than that provided herein.

B.	Confidential Information:

You have obtained and may obtain confidential information concerning the businesses, operations, financial affairs, organizational and personnel matters, policies, procedures and other non-public matters of the Company and its affiliates, and those of third-parties that is not generally disclosed to persons not employed by the Company or its subsidiaries. Such information (referred to herein as the “Confidential Information”) may have been or may be provided in written form or orally. You will not disclose to any other person the Confidential Information at any time during your employment with the Company or after the termination of your employment, provided that you may disclose such Confidential Information only to a person who is then a director, officer, employee, partner, attorney or agent of the Company who, in your reasonable good faith judgment, has a need to know the Confidential Information.

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C.	Remedies:

1.	You acknowledge that a violation on your part of the Covenants section of this agreement would cause immeasurable and irreparable damage to the Company. Accordingly, you agree that notwithstanding the agreement of the parties to arbitrate disputes arising under the terms of this agreement, the Company will be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any of the provisions of the Covenants sections of this agreement, in addition to any other remedies it may have.

2.	In addition to the Company’s right to seek injunctive relief as set forth above, in the event that you violate the terms and conditions of the Covenants sections of this agreement, the Company may: (i) make a general claim for damages and (ii) terminate any payments or benefits payable by Company, if applicable, to you.

3.	The Board will be responsible for determining whether you have violated the Covenants sections of this agreement, and in the absence of your ability to show that the Board has acted in bad faith and without fair dealing, such decision will be final and binding. Upon your request, the Company will provide an advance opinion as to whether a proposed activity would violate the provisions of this Agreement.

ARBITRATION: Except for claims by the Company arising out of your alleged breach of obligations under the Covenants section of this Agreement, all disputes arising out of or relating to this Agreement or to your employment or the termination thereof, will be resolved by final and binding arbitration in Monroe, Michigan, under the Federal Arbitration Act in accordance with the Employment Dispute Resolution Rules then in effect with the American Arbitration Association. This paragraph will apply both during and after termination of the employment relationship. Either party will have the right to enforce this agreement to arbitrate in either federal or state court.

All proceedings and documents prepared in connection with any arbitration under this Agreement will be Confidential Information and, unless otherwise required by law, the contents or subject matter thereof will not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if court enforcement of an arbitration award is sought, the court and court staff hearing such matter.

Should a dispute under this Agreement be submitted to arbitration and you prevail in that arbitration, you will be entitled to recover your reasonable expenses you incurred in connection with that arbitration, including but not limited to attorneys' fees and arbitrators' fees, from the Company. Should the Company prevail, each party will pay its own costs. Notwithstanding the foregoing, the Company will promptly pay or reimburse you for all reasonable legal fees incurred by you in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement relating to the termination of your employment within one year following a Change in Control.

IMPACT ON OTHER COMPENSATION AND BENEFIT PROGRAMS: There will be no duplication between payments made under this Agreement and any payment or benefit under any other plan, program, agreement, or arrangement. Except as otherwise specifically provided for herein, payments under this Agreement will not be considered compensation for purposes of any compensation, deferred compensation, insurance, pension, savings, or other benefit plan.

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CONTROLLING LAW: Except where otherwise provided for herein, this Agreement will be governed in all respects by the laws of the State of Michigan, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

NOTICES: Any notices under this agreement that are required to be given to the Company will be addressed to Corporate Secretary, MBT Financial Corp., 102 E. Front Street, Monroe, Michigan 48161, and any notices required to be given to you will be sent to your address as shown in the Company's records.

POTENTIAL IMPACT OF CODE SEcTION 409A AND DELAY IN Distributions: The payments to you under this Agreement are intended to be exempt from the rules Section 409A of the Code imposes on deferred compensation, pursuant to the exemptions provided by Treasury Regulation sections 1.409A-1(b)(4) (the "short term deferral" exemption) or 1.409A-1(b)(9) (the "separation pay" exemption), and shall be administered accordingly. Nonetheless, if the Company determines that any severance payment or benefit payable to you under this Agreement would be deferred compensation within the meaning of the Internal Revenue Code (the “Code”), and that, at the time the severance payment or benefit would otherwise be payable, you are a “specified employee” [as defined below] of the Company, the distribution of your benefit may not be made until six months after the date of your separation from service with the Company [as that term may be defined in Section 409A(a)(2)(A)(i) of the Code and regulations promulgated thereunder], or, if earlier the date of your death. This requirement shall remain in effect only for periods in which the stock of the Company is publicly traded on an established securities market.

For purposes of this subparagraph a “specified employee” shall mean any employee of the Company who is a “key employee” of the Company within the meaning of Code section 416(i). This shall include any employee who is (i) a 5-percent owner of the Company’s common stock, or (ii) an officer of the Company with annual compensation from the Company of $130,000.00 or more, or (iii) a 1-percent owner of Company’s common stock with annual compensation from the Company of $150,000.00 or more (or such higher annual limit as may be in effect for years subsequent to 2005 pursuant to indexing section 416(i) of the Code).

SEPARABILITY AND CONSTRUCTION: If any provision of this Agreement is determined to be invalid, unenforceable, or unlawful by an arbitrator or a court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, and the provisions that are determined to be invalid, unenforceable, or unlawful will either be limited so that they will remain in effect to the extent permissible by law or such arbitrator or court will substitute, to the extent enforceable, provisions similar thereto or other provision so as to provide, to the fullest extent allowed by law, the benefits intended by this Agreement.

WAIVER OF BREACH: No failure by any party to give notice of any breach of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver or relinquishment of that party's rights, and no waiver or relinquishment of rights by any party at any one or more times will be deemed to be a waiver or relinquishment of such right or power at any other time or times.

ENTIRE AGREEMENT: This Agreement, together with the plan documents referred to herein, as amended from time to time, will constitute the entire understanding relating to the severance benefits for which you are eligible upon your separation from employment with the Company, and any previous severance agreements (or other agreements providing for severance benefits, to the extent that they provide for severance benefits), whether written or oral, between you and the Company will be deemed to be revoked and canceled for all purposes as of the date of this Agreement. There will be no duplication between payments made pursuant to this Agreement and payments made under any other plan, program, arrangement, or agreement.

MODIFICATION IN WRITING: No addition to, or modification of, this Agreement will be effective, unless it is in writing and signed by both you and an authorized representative of the Company.

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I hope that this Agreement provides you with the level of security and incentive that will allow you to continue as a leader at the Company to the best of your abilities. Please sign below and return an executed original to indicate your acceptance of these terms.

Sincerely,

H. Douglas Chaffin

President & Chief Executive Officer

MBT Financial Corp.

I have read, understand, and agree to the foregoing terms and conditions.

_____________________________________         ___________________________

Date

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Exhibit A
Change in Control Definition

A “Change in Control” shall mean a “Change in Ownership” as defined in (a) hereof; a “Change in Effective Control” as defined in (b), hereof; or a “Change in Ownership of a Substantial Portion of Assets” as defined in (c) hereof.

(a)	Change in Ownership. For purposes of this Agreement, a change in the ownership of the Company occurs on the date that any one person, or more than one person acting as a group (as defined in subsection (d) hereof), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company (or to cause a change in the effective control of the Company within the meaning of subsection (b) hereof). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.

(b)	Change in the Effective Control. For purposes of this Agreement, a change in the effective control of the Company occurs on the date that either –

(i)	Any one person, or more than one person acting as a group (as determined under subsection (d) hereof), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company; or
(ii)	a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election.

In the absence of an event described in subsection (b)(i) or (ii) above, a change in the effective control of a Company will not have occurred.

(c)	Change in the Ownership of a Substantial Portion of the Company’s Assets. For purposes of this Agreement, a change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group (as determined in subsection(d) hereof), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

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There is no Change in Control Event under this subsection (c) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in this paragraph. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to --

(i)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
(ii)	An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
(iii)	A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or
(iv)	An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in section (iii) above.

For purposes of this subsection (c) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but which is a majority-owned subsidiary of the transferor corporation after the transaction is not treated as a change in the ownership of the assets of the transferor corporation.

(d)	Persons Acting as a Group. Persons will not be considered to be acting as a group solely because they purchase assets or purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, purchase or acquisition of assets, or similar business transaction with the Company. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with the ownership interest in the other corporation.

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Exhibit B
Release of Claims

I acknowledge that I have had at least twenty-one days to decide whether to execute this Release of Claims ("Release") and that I have been advised in writing to consult an attorney before executing this Release. I acknowledge that I have seven days from the date I execute this Release to revoke my signature. I understand that if I choose to revoke this Release I must deliver my written revocation to the Company before the end of the seven-day period.

I, for myself, my heirs, successors, and assigns do hereby settle, waive, and release the Company ("the Company") and any of its past and present officers, owners, stockholders, partners, directors, agents, employees, successors, predecessors, assigns, representatives, attorneys, divisions, subsidiaries, or affiliates from any and all claims, charges, complaints, rights, demands, actions, and causes of action of any kind or character, in contract, tort, or otherwise, based on actions or omissions occurring in the past and/or present, and regardless of whether known or unknown to me at this time, including those not specifically mentioned in this Release. Among the rights, claims, and causes of action which I give up under this Release are those arising in connection with my employment and the termination of my employment, including rights or claims under federal, state and local fair employment practice or discrimination laws (including the various Civil Rights Acts, the Age Discrimination in Employment Act, the Equal Pay Act, and any similar state laws of the State of Michigan), laws pertaining to breach of employment contract, wrongful termination or other wrongful treatment, and any other laws or rights relating to my employment with the Company and the termination of that employment. I acknowledge that I am aware of my rights under the Age Discrimination in Employment Act, and that I am knowingly and voluntarily waiving and releasing any claim of age discrimination which I may have under that statute as part of this Release. This agreement does not waive or release any rights, claims, or causes of action that may arise from acts or omissions occurring after the date I execute this Release, nor does this agreement waive or release any rights, claims or causes of action relating to (A) indemnification from the Company and its affiliates with respect to my activities on behalf of the Company and its affiliates prior to my termination of employment, (B) compensation or benefits to which I am entitled under any compensation or benefit plans of the Company or its affiliates or (C) amounts to which I am entitled pursuant to the Agreement to which a form of this Release of Claims was attached as Exhibit B. Except as contemplated by the preceding sentence, I agree not to bring or join any lawsuit or file any claim against the Company in any court relating to my employment or the termination of my employment.

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